Exhibit 10.3

EXECUTION VERSION

AGREEMENT

“THE REAL HIP-HOP NETWORK”

DIRECTV, INC.

and

“REAL HIP-HOP NETWORK BROADCAST, CORP.”

EXECUTION VERSION

AGREEMENT

AGREEMENT, made as of May 8, 2013, by and between “REAL HIP-HOP NETWORK BROADCAST CORPORATION”, a Delaware Corporation] (“Programmer”), and DIRECTV, INC., a California corporation (“Affiliate”).

WHEREAS:

A.           Affiliate has established a direct to home (“DTH”) satellite-based television system in North America; and

B.           Programmer desires to purchase time on the DIRECTV Distribution System (as defined in Section 1.2.2 below) for the distribution of “The Real Hip-Hop Network” the “Service,” as defined in Section 1.3.1 below).

NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

1.           Term; Grant of Rights.

1.1           Term; Extension; Service Commencement Date. The term of this Agreement shall be for the period commencing on the date hereof and ending on the first anniversary of the Service Commencement Date (the “Term”). Affiliate shall have the option to extend the Agreement for one (1) additional year upon notice to Programmer at least sixty (60) days prior to the scheduled expiration of the Term (and the “Term” shall be deemed to include any such extension period). The “Service Commencement Date” means the date on which Affiliate commences distribution of the Service via the DIRECTV Distribution System for revenue-generating purposes, which date shall be on or about December 1, 2013

1.2           Distribution; Certain Definitions.

1.2.1           Distribution Rights. Programmer hereby grants to Affiliate the non-exclusive right to distribute the Service in the United States, its territories and possessions (the “Territory”) via the DIRECTV Distribution System to DIRECTV Subscribers (as defined in Section 1.2.2 below) during the Term hereof.

1.2.2           Certain Definitions. The term “DIRECTV Distribution System” shall mean the distribution system for video and other programming services whereby the programming satellite signal or feed is received from Programmer’s delivery source by a DIRECTV turnaround earth-station facility which compresses and processes the signal or feed and then uplinks it to a DTH communications satellite (a “DTH Satellite”) for transmission to DIRECTV Subscribers. The DIRECTV Distribution System also shall include any other method of distribution that Affiliate currently and/or subsequently uses to deliver the Service feed to DIRECTV Subscribers, including, without limitation, MMDS, broadband, Internet, Internet protocol, fiber optic, twisted pairs and coaxial cable, provided that in connection with such delivery methods, Affiliate complies with the following: (i) the end users to whom Affiliate distributes the Service are DIRECTV Subscribers, (ii) such delivery is made via a secure distribution path to such DIRECTV Subscribers and expressly excludes any open distribution to the general public, and (iii) any change to Affiliate’s current delivery system does not require material costs by Programmer, in which case Programmer shall be entitled to terminate this Agreement (unless Affiliate agrees to promptly reimburse Programmer for the material incremental delivery costs). “DIRECTV Subscribers” shall mean those customers (both residential and non-residential) authorized by Affiliate to receive service via the DIRECTV Distribution System.

1.3           The Service.

1.3.1           The “Service” shall mean and consist of the national feed (or, if Programmer uses multiple feeds for the Service, such other of such multiple feeds designated by Affiliate) of the programming service currently known as the “Real Hip-Hop Network” and/or “RHN”, which shall consist exclusively of the type of programming described on Exhibit “A” attached hereto, presented on a 24-hour per day, 7 days a week schedule. No other types of programming, including but not limited to, religious programming, and children’s programming, shall be permitted. At all times the programming on the Service shall meet the description set forth at Exhibit A hereto and, in no event, shall the Service contain (i) any sexual dialogue or situations, nudity, profanity, violence, obscene gestures or similarly objectionable material (i.e., it shall be suitable for a general audience), (ii) any crawls or other mentions disparaging DIRECTV or its Affiliated Companies, or (iii) via Infomercials or other Service programming, the sale of products competitive to the DIRECTV service. Affiliate shall determine the channel position in its sole discretion (or such channel position as determined by Affiliate from time to time, however, Affiliate shall give Programmer at least thirty (30) days prior written notice of any such channel position change).

1.3.2           All rights and title in and to the entire contents of the Service, including, but not limited to, films and recordings thereof, title or titles, names, trademarks, concepts, stories, plots, incidents, ideas, formulas, formats, general content and any other literary, musical, artistic, or other creative material included therein shall, as between Programmer and Affiliate, remain vested in Programmer.

1.3.3           Affiliate is authorized to distribute the Service using satellite master antenna television system (or similar terrestrial-based transmission infrastructures) (“SMATV”) operators (including telephone companies and similar service providers) that serve multiple dwelling locations, master planned communities, multiple dwelling unit buildings or complexes or commercial or business establishments with multiple television viewing sites via such SMATV systems directly to end users within such buildings or establishments.

1.3.4           Programmer shall not propose or impose upon Affiliate, nor shall Affiliate be obligated to pay, any surcharge or other cost for receipt and distribution of the Service.

1.4           Other Distribution Obligations. In addition, the parties agree as follows:

1.4.1            Subject to Programmer’s obligations hereunder and Affiliate’s rights under Section 16, Affiliate shall distribute the Service as transmitted by Programmer, in its entirety, in the order and at the time transmitted by Programmer without any intentional and willful editing, delays, alterations, interruptions, deletions or additions (collectively, the “Alterations”) excepting: (i) Affiliate’s electronic guides (including without limitation, any mosaic or similar guides), (ii) news bulletins and other public announcements as may be required by emergencies or applicable law; and

(iii) a DIRECTV Subscriber’s use of equipment, programming or other data supplied by Affiliate or any third party to make Alterations to the signal as viewed on a monitor/television screen. Programmer acknowledges that the DIRECTV Distribution System requires and applies digital compression and encryption processes prior to transmission and decryption and decompression processes upon reception and agrees that such processing does not constitute an alteration and/or other modification of the Service.

1.4.2           Programmer shall, at its sole expense, deliver the feed of the Service from a U.S. domestic communications satellite commonly used for transmission of television programming in the Territory (the “Delivery Source”) to each of Affiliate’s uplink and broadcast facilities currently located in Los Angeles, California (the “Broadcast Center”). In connection with the foregoing, Programmer shall, at its sole cost and expense, provide Affiliate with two receivers and decoders for the Service for each of the Broadcast Centers. Affiliate shall be responsible for all costs of signal delivery from Affiliate’s headend to DIRECTV Subscribers. In the event Programmer seeks to change the primary delivery mechanism from which the Service is delivered at any time during the Term, Programmer shall provide Affiliate with not less than one hundred and twenty (120) days’ prior written notice of such proposed change and, in the event Affiliate approves such change, Programmer shall provide Affiliate with the necessary equipment for both Broadcast Centers required to receive the Service, via the new delivery method. The delivery of all feeds hereunder shall be pursuant to the technical specifications set forth at Exhibit “B” hereto (as such Exhibit may be amended by Affiliate from time to time).

1.4.3           Programmer and Affiliate shall use their respective commercially reasonable efforts to maintain for the Service a high quality of signal transmission in accordance with their respective technical standards and procedures. Programmer agrees to include closed-captioning of the audio portion of the Service as delivered by Programmer to Affiliate in a manner sufficient to allow Affiliate to comply with any closed-captioning obligations as may be imposed upon Affiliate or Programmer by the rules and regulations of the Federal Communications Commission (“FCC”) or other governmental body during the Term, as modified from time to time, and Programmer shall provide Affiliate certificates of compliance in connection with the above obligations on a quarterly basis during the Term. Other than as required pursuant to the immediately preceding sentence, Affiliate shall have no liability in connection with Programmer’s failure to prepare, insert or include closed-captioning in the Service as required by this Section 1.4.3. Accordingly Programmer shall indemnify, defend and hold harmless Affiliate, as provided in Section 8 hereof, against and from any and all losses, liabilities, claims, costs (including without limitation, any costs of preparing and including closed-captioning and/or video description in the Service), damages and expenses, including without limitation, fines, forfeitures, attorneys’ fees, disbursements and court or administrative costs, arising out of Programmer’s breach of this Section 1.4.3.

1.5           Program Guide. During the Term, Programmer, at its sole cost and expense, shall provide the daily programming schedule for the Service to Tribune Media Service (or such other service designated by Affiliate) in order that Affiliate may access the program schedule for purposes of the on-screen program guide. Affiliate shall, at its expense, include the Service in its electronic program guide under the listing “RHN”.

1.6           On-Screen Logos. It is understood and agreed that Affiliate may superimpose a logo or “bug” in a corner of the screen identifying Affiliate over the programming of the Service; provided, however, that (i) Affiliate’s bug shall appear only intermittently during any portion of the Service, (ii) Affiliate shall not delete the Service’s own promotion bug or its on-screen graphics, and

(iii) the Service will be treated in a nondiscriminatory manner vis-à-vis other comparable programming services.

1.7           Must Carry Waivers. Programmer represents and warrants that it does not provide on a weekly basis, either directly or indirectly, fifty percent (50%) or more Service programming to any full power local broadcast stations licensed in any “designated market areas” (defined in 17 U.S.C. §122(j)(2)(C)) (“DMA”) served by the DIRECTV Distribution System. If, at any time during the Term Programmer does provide fifty percent (50%) or more Service programming to any such station, Programmer shall obtain an agreement from the owner and operators of such station (each, an “Station”), whereby said owner and operators (including Programmer, if applicable) shall agree not to assert, exercise, elect or seek in any fashion to enforce any and all rights arising from or under the Must Carry Rights (as defined below) for their respective Station during the Term of this Agreement, and said agreement shall be in the form and substance provided by Affiliate (the “Must Carry Waiver”). For purposes of this Agreement, “Must Carry Rights” means the statutory provisions of 47 U.S.C. § 338 and 17 U.S.C. §§ 122 and 501, as amended; the regulations adopted by the FCC implementing these statutory provisions, currently codified at 47 C.F.R. 76.66 et seq., as those regulations may be amended from time to time; and the requirements of applicable decisions of the FCC or federal courts interpreting such statutory provisions or regulations.

1.8           Liquidated Damages. Affiliate and Programmer agree that, in the event of a breach of Section 1.7 above (i.e., assertion or enforcement of the Must Carry Rights for any Station), then in addition to Affiliate’s other rights and remedies pursuant to this Agreement, at law or equity, Programmer shall pay to Affiliate the sum of $400,000 annually as liquidated damages for each Station that is the subject of such breach. Programmer recognizes and agrees that this sum is a reasonable assessment of the damagers that will follow from the improper assertion of enforcement of the Must Carry Rights.

1.9           Preemptions. The parties agree that Affiliate may preempt the Service due to Affiliate’s coverage of live or taped sporting or entertainment events; provided, however, that in such event the Fee will be credited based on the number of hours the Service is preempted pursuant to the Rate Equivalent Chart at Exhibit “D” hereto. Affiliate will provide Programmer with as much advance notice as possible for any such preemptions.

1.10           Technical and Customer Support. Programmer shall provide live master control and customer service support for the Service on a 24-hour, seven-day-a-week basis throughout the Term.

2.           Payments.

2.1           Payments. Programmer shall pay to Affiliate the net rates per week set forth at Exhibit “C” hereto (the “Fee”) as consideration for Affiliate’s distribution of the Service. Payment of the applicable Fee shall be made by Programmer every two (2) weeks during the Term on a strict two (2) week cash in advance basis, with payments due to Affiliate by the close of business on the Monday two weeks prior to the Monday that is the “week of air” date. DIRECTV shall submit a summary of payments due to Programmer by the Thursday prior to the Payment Due Date. Notwithstanding anything herein to the contrary, Programmer acknowledges and agrees that during any period of time for which the Fee has not been paid in full in accordance with the terms of this Section 2.1, DIRECTV shall have no obligation to distribute the Service and Affiliate may discontinue distribution of the Service immediately and without notice. Affiliate’s discontinuation of distribution of the Service as provided for above shall be without prejudice to Affiliate’s right to seek termination of this Agreement as provided for elsewhere in this Agreement.

2.2           Non-Refundable Deposit. Programmer acknowledges and agrees upon execution of this Agreement, Affiliate will incur certain costs and expenses in order to reserve space on its system to launch Service (including, without limitation, lost fees for foregoing to release such space to other providers of content). As such, Programmers agrees to a one time non-refundable deposit to Affiliate in the amount of [XXXX] (the “Deposit”) concurrently with the execution of this Agreement. Programmer and Affiliate acknowledge and agree The Deposit shall be non-refundable; provided however, that (i) in the event there is no material breach by Programmer under this Agreement during the term, the Deposit shall be applied against Programmer’s last payment due under this Agreement or (ii) in the event of a material breach of this agreement by Programmer at any time during the Term (including, without limitation, Programmer’s failure to comply with strict 2 week cash in advance payment provision outlined under Section 2.1 above and/or Programmer’s failure to launch the service Commencement Date in accordance with terms of this agreement), the Deposit shall be forfeited by Programmer at the time of such breach of this agreement by Programmer shall in no way limit any other rights or remedies available to affiliate, at law or otherwise, under this agreement.

2.3           Late or Non-Payments. In addition to any other rights and remedies available to Affiliate under this Agreement (and not in lieu thereof), any amounts that are not paid by Programmer after the date payment is due pursuant to Section 2.1 shall accrue interest at the rate of one percent (1%) per month or at the highest lawful rate, whichever shall be the lesser, from the date such amounts were due until they are paid. Programmer shall be liable for all reasonable costs and expenses (including, without limitation, reasonable court costs and attorneys’ fees) incurred by Affiliate in collecting any past due payments.

2.4           Most Favored Nation.

2.4.1           Programmer agrees that if, at any time during the Term (or any portion thereof), Programmer allows (including, without limitation, by way of agreements that Programmer previously entered into) any other distributor to distribute the Service (or any successors thereto or variations thereof) in the Territory or in any portion thereof via any means of television distribution (including satellite, cable, broadcast or telco) (“Other Distributor”) at a net weekly rate that is higher than the net weekly rate paid to Affiliate hereunder (“Favored Fees”), then Programmer shall promptly notify Affiliate in writing of such Favored Fees and Affiliate shall be immediately entitled to incorporate into this Agreement the Favored Fees effective as of the first day on which Programmer first allows such Other Distributor to distribute the Service in exchange for the Favored Fees. Nothing in the preceding sentence shall require Affiliate to incorporate the Favored Fees into this Agreement.

2.4.2           At Affiliate’s election, Programmer shall (i) permit Affiliate’s independent representatives, which shall have first entered into a reasonable and customary nondisclosure agreement with Programmer, to review, during the Term (no more than once each calendar year) and for one (1) year and on a one-time basis only thereafter, such Programmer records as required for the sole purpose of verifying Programmer’s compliance with the terms of Section 2.4.1, at reasonable times, upon reasonable advance written notice and during normal business hours at Programmer’s offices, or (ii) provide to Affiliate an annual statement, certified by Programmer’s

"Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission"

chief financial officer, certifying compliance with the provisions of Section 2.4.1. Such review shall be at Affiliate’s sole cost and expense, unless such review reveals an underpayment to Affiliate of more than five percent (5%), in which case, Programmer shall promptly reimburse Affiliate for the reasonable cost of such audit and shall promptly make payment of any monies due and owing, provided Programmer does not have a bona fide dispute with the audit findings. The information derived from and the process of such review shall be subject to the confidentiality provisions of Section 15, and any third party auditor shall be required to acknowledge in writing its agreement to such confidentiality provisions.

3.           Intentionally Omitted.

4.           Packaging and Marketing.

4.1           Packaging. Affiliate shall determine the packaging of the Service in its sole discretion; provided that, at a minimum, Affiliate shall distribute the Service in its most highly penetrated package of programming services, which is currently “Total Choice.”

4.2           Programmer’s Sales and Marketing Materials. Programmer shall provide Affiliate, upon Affiliate’s request, with promotional and marketing advice for purposes of Affiliate’s marketing of the Service. Programmer shall promptly provide Affiliate, upon the same terms as provided to any Other Distributor, with any and all promotional, marketing or other related or similar materials of (or related to) the Service which it produces or provides to such Other Distributor. Programmer shall promote Affiliate’s carriage of the Service at least as favorably as it promotes the carriage of the Service by an Other Distributor (including, without limitation, the frequency, prominence and calling by specific name).

5.           Representations, Warranties and Covenants.

5.1           By Affiliate. Affiliate warrants, represents and covenants to Programmer that it:

5.1.1           is in compliance with and will comply with all material Laws (as defined below) with respect to its rights and obligations under this Agreement, including without limitation, all relevant provisions of the Cable Television Consumer Protection and Competition Act of 1992 (as may be amended and any successor, replacement or similar Law or statute) and any and all regulations issued pursuant thereto. As used herein, “Law” shall mean any FCC and any other governmental (whether international, federal, state, municipal or otherwise) statute, law, rule, regulation, ordinance, code, directive and order, including without limitation, any court order;

5.1.2           has the power and authority to enter into this Agreement and to fully perform its obligations hereunder and, once executed, this Agreement shall constitute a legal, valid and binding obligation of Affiliate enforceable in accordance with its terms;

5.1.3           shall distribute the Service in the Territory in accordance with and subject to the terms and conditions set forth in this Agreement;

5.1.4           shall not, without Programmer’s consent, knowingly authorize or cause or knowingly permit any portion of the Service to be recorded, duplicated, cablecast, exhibited or otherwise used (except on a videocassette recorder or other home or personal taping device for private, noncommercial use) for any purpose other than for distribution by Affiliate at the time the same is made available;

5.1.5           shall not, without Programmer’s prior written approval, use the names, titles or logos of the Service or any of its programs, or the names, voices, photographs, likenesses or biographies of any individual participant or performer in, or contributor to, any program or any variations thereof, for any purpose other than in material intended to advise DIRECTV Subscribers or potential DIRECTV Subscribers of the availability and scheduling of the Service or as a channel identifier. The restrictions set forth in this Section 5.1.5 shall apply only to the extent they are applied by Programmer uniformly with respect to all of its distributors of the Service, and shall not apply if Affiliate has received a valid authorization from a third party for any of the uses described in this Section 5.1.5; and

5.1.6           has obtained, and shall maintain in full force during the Term hereof, such international, federal, state and local authorizations as are material and necessary to operate the business it is conducting in connection with its rights and obligations under this Agreement.

5.2           By Programmer. Programmer warrants, represents and covenants to Affiliate that:

5.2.1           it is in compliance with and will comply with all material Laws with respect to its rights and obligations under this Agreement, including without limitation, all relevant provisions of the Cable Television Consumer Protection and Competition Act of 1992 (as such Law may be amended and any successor, replacement or similar Law or statute) and any and all regulations issued pursuant thereto;

5.2.2           it has the power and authority to enter into this Agreement and to fully perform its obligations hereunder and once executed this Agreement shall constitute a valid and binding agreement of Programmer enforceable in accordance with its terms;

5.2.3           the general quality and quantity of programming on the Service shall not materially change from that existing as of the date of this Agreement, and the genre of programming shall not materially change from that described in Section 1.3.1 and existing on the date of this Agreement;

5.2.4           it has obtained, and shall maintain in full force during the Term hereof, such federal, state and local authorizations as are material and necessary to operate the business it is conducting in connection with its rights and obligations under this Agreement;

5.2.5           it has secured and shall maintain in full force during the Term hereof all rights necessary for Affiliate to use and enjoy its rights in connection with its distribution of the Service, including, without limitation, obtaining all necessary trademarks, copyrights, licenses and any and all other proprietary intellectual property and other use rights necessary in connection with, and for Affiliate’s distribution of, the Service and to perform its obligations hereunder and grant the rights granted pursuant to Section 1;

5.2.6           it shall not, without Affiliate’s prior written approval, use the name or logo for “DIRECTV” or any other works owned or controlled by Affiliate (and its Affiliated Companies); provided that, without Affiliate’s prior approval, Programmer shall be permitted to list

Affiliate’s name in materials distributed to clients, advertisers and programmers identifying the sources of distribution of the Service;

5.2.7           as of the date hereof, the programming on the Service consists of and during the Term hereof such programming shall consist of, that programming described in Section 1.3.1 (including Exhibits A and B);

5.2.8           there are no (and it covenants that it shall not, during the Term, enter into directly or indirectly, allow or otherwise permit any) affiliation, distribution or any other agreements, whether written or oral, granting to distributors and/or any other third party, person or entity any form or type of exclusive or other rights that would limit or restrict in any way Affiliate’s rights as granted herein to distribute the Service in the Territory;

5.2.9           Programmer is in compliance with all applicable Laws relating to the distribution of the Service (including without limitation, all applicable provisions of the Children’s Television Act of 1990 and the closed captioning requirements as set out in FCC regulations under 47 C.F.R.§79.1), with which the failure to comply would result in a material adverse effect on Affiliate; and

5.2.10                      it is in compliance with and will comply with the most favored nations provision set forth in Section 2.4 hereof.

6.           Termination.

6.1           Termination for Breach, Bankruptcy; Discontinuance of Business. Without limiting any other rights or remedies available to the applicable party under this Agreement, in equity, at law or otherwise, this Agreement may be terminated by either party, (the “Affected Party”), in its discretion, at any time after any of the following occurrences, except as provided in this Agreement, with respect to the other party (the “Other Party”):

6.1.1           any breach of any material representation, warranty or covenant made herein or the failure by the Other Party, its successors or assigns to perform any material obligation hereunder which is not cured within thirty (30) days after receipt of written notice thereof from the Affected Party; provided, however, that Programmer shall not be entitled to a cure period for a failure by Programmer to timely pay to Affiliate the Fee due under Section 2 of this Agreement;

6.1.2           the filing of a petition in bankruptcy or for reorganization by or against the Other Party under any bankruptcy act; the assignment by the Other Party for the benefit of its creditors, or the appointment of a receiver, trustee, liquidator or custodian for all or a substantial part of the Other Party’s property, and the order of appointment is not vacated within thirty (30) days; or the assignment or encumbrance by the Other Party of this Agreement contrary to the terms hereof; or

6.1.3           if Affiliate discontinues operation of the DIRECTV Distribution System, or Programmer discontinues operation and distribution of the Service. Neither party shall have any further liability to the other, other than as set forth in Section 6.5 below, for the discontinuance of the DIRECTV Distribution System or the Service, as the case may be; provided that such discontinuance is not in connection with, and does not arise from, Affiliate’s or Programmer’s breach of this Agreement.

6.2           Termination by Affiliate. Without limiting any other rights or remedies available to it under this Agreement, in equity, at law, or otherwise, Affiliate may terminate this Agreement:

6.2.1           at any time that Programmer is not in compliance with the strict two-week cash in advance payment obligation pursuant to Section 2.1 hereof;

6.2.2           in the event of a Programmer Transfer (as defined below) other than (i) with Affiliate’s prior written consent, (ii) as the result of a merger into or sale or transfer directly or indirectly to a wholly-owned subsidiary of Programmer, (iii) or a transfer of a percentage of the assets or stock ownership of Programmer or the Service where Programmer retains ownership of at least fifty percent (50%) of the assets or stock thereof. “Programmer Transfer” shall mean a change in the ownership of Programmer (or the parent of Programmer) or any assignment, conveyance, exclusive license, transfer or disposition of all or substantially all of the assets or business of Programmer (or the parent of Programmer), whether by operation of law or otherwise, the result of which is that a new entity, person or group of persons, directly or indirectly, has the ability (x) to elect or control the votes of the majority of the board of directors or other governing body of Programmer (or the parent of Programmer), (y) to control more than fifty percent (50%) of the voting interests of Programmer (or the parent of Programmer), or (z) to direct or cause the direction of the general management and policies of the Service or Programmer (or the parent of Programmer); or

6.2.3           at any time, upon at least thirty (30) days prior written notice to Programmer.

6.3           Intentionally Omitted.

6.4           Force Majeure. Notwithstanding any other provision in this Agreement, neither Programmer nor Affiliate shall have any liability to the other or any other person or entity with respect to any failure of Programmer or Affiliate, as the case may be, to transmit or distribute the Service or perform its obligations hereunder if such failure is due to the DTH Satellite(s) or transponders on such satellites (as applicable) or of the DIRECTV Distribution System (in which case, Affiliate shall be excused from its distribution obligations under this Agreement), or of any scrambling/descrambling equipment or any other equipment owned or maintained by others (including, without limitation, Affiliate’s automated billing and authorization system), any failure at the origination and uplinking center used by Programmer or Affiliate, any labor dispute, fire, flood, riot, legal enactment, government regulation, Act of God, or any cause beyond the reasonable control of Programmer or Affiliate, as the case may be (a “Force Majeure”), and such non-performance shall be excused for the period of time such failure(s) causes such non-performance; provided, however, that if either party determines in its sole discretion that it is commercially or technically unfeasible to cure a Force Majeure with respect to the DIRECTV Distribution System and so notifies the other party, then either party may terminate this Agreement effective upon written notice to the other party. The parties acknowledge and agree that although the Services may at any given time be uplinked to only one of several DTH Satellites, failure or degradation in any of such DTH Satellites may require Affiliate to reduce the number of programming services available for allocation among all of the DTH Satellites, with such reduction including, without limitation, curtailment or termination of the distribution of the Service by Affiliate, at Affiliate’s sole discretion. Accordingly, Programmer further acknowledges and agrees that the provisions set forth in the first sentence of this

Section 6.4 shall apply and shall exculpate Affiliate and excuse the performance of Affiliate hereunder in the event of a failure or degradation of any of the DTH Satellites or the transponders on any such satellites, regardless of whether the satellite to which the Service is uplinked at the time of such failure or degradation is itself the subject of such failure or degradation, in which case Programmer shall have the right to terminate this Agreement in whole only at Programmer’s sole discretion. In addition, Programmer shall receive a Fee credit for any periods that Affiliate is unable to perform this Agreement due to a Force Majeure.

6.5           Survival. Termination of this Agreement pursuant to this Section 6 shall not relieve either party of any of its liabilities or obligations under this Agreement, including without limitation those set forth below in Section 8, which shall have accrued on or prior to the date of such termination.

7.           Separate Entities. No officer, employee, agent, servant or independent contractor of either party hereto or their respective subsidiaries or affiliates shall at any time be deemed to be an employee, servant or agent of the other party for any purpose whatsoever, and the parties shall use commercially reasonable efforts to prevent any such misrepresentation. Nothing in this Agreement shall be deemed to create any joint venture, partnership or principal-agent relationship between Programmer and Affiliate, and neither shall hold itself out in its advertising or in any other manner which would indicate any such relationship with the other.

8.           Indemnification; Limitation of Liability.

8.1           By Programmer. Programmer shall indemnify, defend and hold harmless each of Affiliate, its Affiliated Companies (as defined below), Affiliate’s contractors, subcontractors and authorized distributors and the directors, officers, employees and agents of Affiliate, such Affiliated Companies and such contractors, subcontractors and distributors (collectively, the “Affiliate Indemnitees”) from, against and with respect to any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys’ and expert’s fees) incurred in connection with any claim against any of the Affiliate Indemnitees arising out of (i) Programmer’s breach or alleged breach of any provision of this Agreement, (ii) material or programming supplied by Programmer pursuant to this Agreement, (iii) the distribution or cablecast of any programming on the Service that violates or requires payment for use or performance of any copyright, right of privacy or literary, music performance, dramatic or other intellectual property right, or that violates any Law or that infringes upon the rights of any third party, (iv) Programmer’s advertising and marketing of the Service, (v) any other materials, including advertising or promotional copy, supplied or permitted by Programmer, (vi) any false or misleading statements or representations contained in any programming on the Service, (vii) any failure of Programmer or its clients to deliver any advertised product or service, and/or (viii) any product liability. In addition, Programmer shall pay and hold the Affiliate Indemnitees harmless from any international, federal, state, or local taxes or fees which are based upon revenues derived by, or the operations of, Programmer. As used in this Section 8, “Affiliated Company(ies)” shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control (i.e., the power to direct affairs by reason of ownership of voting stock, by contract or otherwise) with such person or entity and any member, director, officer or employee of such person or entity.

8.2           By Affiliate. Affiliate shall indemnify and hold harmless each of Programmer, its Affiliated Companies, Programmer’s contractors, subcontractors and authorized distributors, each supplier to Programmer of any portion of the Service hereunder and each participant therein and the directors, officers, employees and agents of Programmer, such Affiliated Companies, such contractors, subcontractors and distributors and such suppliers and participants therein (collectively, the “Programmer Indemnitees”) from, against and with respect to any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys’ and experts’ fees) incurred in connection with any claim against the Programmer Indemnitees arising out of (i) Affiliate’s breach of any provision of this Agreement, (ii) the distribution by Affiliate of the Service via the DIRECTV Distribution System (except with respect to claims relating to the content of the Service for which Programmer is solely responsible), (iii) Affiliate’s advertising and marketing of the Service (except with respect to such advertising and marketing materials or content supplied or approved by Programmer), and (iv) any other materials, including advertising or promotional copy, supplied by Affiliate. In addition, Affiliate shall pay and hold Programmer harmless from any international, federal, state, or local taxes or fees, including any fees payable to local franchising authorities, which are based upon revenues derived by, or the operations of, Affiliate.

8.3           Survival. Termination of this Agreement shall not affect the continuing obligations of each of the parties hereto as indemnitors hereunder. The party wishing to assert its rights set forth in this Section 8 shall promptly notify the other of any claim or legal proceeding with respect to which such party is asserting such right. Upon the written request of an indemnitee, the indemnitor will (i) assume the defense of any claim, demand or action against such indemnitee and/or (ii) allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor’s prior written consent shall release the indemnitor from the indemnity as to the claim, demand or action so settled.

8.4           NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT:

8.4.1           IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, OCCASIONED BY ANY FAILURE TO PERFORM OR THE BREACH OF ANY OBLIGATION UNDER THIS AGREEMENT FOR ANY CAUSE WHATSOEVER, WHETHER BASED ON NEGLIGENCE OR OTHERWISE.

8.4.2            IN NO EVENT SHALL ANY PROJECTIONS, FORECASTS, ESTIMATIONS OF SALES AND/OR MARKET SHARE OR EXPECTED PROFITS, OR OTHER ESTIMATIONS OR PROJECTIONS BY EITHER PARTY OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES, REGARDING OR RELATED TO SUCH PARTY’S BUSINESS BE BINDING AS COMMITMENTS OR, IN ANY WAY, PROMISES BY AFFILIATE.

9.           Notices. Except as set forth below, all notices hereunder shall be in writing and delivered by hand or sent by certified mail, postage prepaid and return receipt requested, fax, or by an overnight delivery service to the receiving party at its address set forth above or as otherwise designated by written notice. Notice to Programmer shall be provided as follows:

REAL HIP-HOP NETWORK BROADCAST CORPORATION
1455 Pennsylvania Avenue NW Suite 400
Washington, DC 20004
Attention: Atonn  Fatir Muhammad, President and CEO
Phone: (202) 379-3115 ext. 101

Fax: (202) 478-0832

Notice to Affiliate shall be provided as follows:

DIRECTV, Inc.
2230 East Imperial Highway
El Segundo, California 90245
Attention: [XXXX]
Fax: [XXXX]
cc: [XXXX]
Fax: [XXXX]
cc: [XXXX]
Fax: [XXXX]

Notice given by hand shall be considered to have been given on the date delivered or, if delivery is refused, as of the date presented. Notice given by mail shall be considered to have been given five (5) days after the date of mailing, postage prepaid certified mail (return receipt requested). Notice given by facsimile machine shall be considered to have been given on the date receipt thereof is electronically acknowledged. Notice given by an overnight delivery service shall be considered to have been given on the next business day.

10.           Waiver. The failure of any party to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or similar nature. Subject to Section 8.4 above, all rights and remedies reserved to either party shall be cumulative and shall not be in limitation of any other right or remedy which such party may have at law or in equity.

11.           Binding Agreement; Assignment. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, except that it may not be assigned by transfer, by operation of law or otherwise, without the prior written consent of the non-transferring party, which shall not be unreasonably withheld; provided, however, that Affiliate may assign its rights and obligations under this Agreement (i) to an Affiliated Company or to a successor entity to Affiliate’s business; and/or (ii) to a third party as part of preparing to go or going public or as part of a merger, consolidation or sale of all or substantially all of the assets of the assigning party.

12.           Laws of California. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be fully performed therein, except to the extent that the parties’ respective rights and obligations are subject to mandatory local, State and Federal laws or regulations. The parties hereby agree that the jurisdiction of, or the venue of, any action brought by either party shall be in a state or federal district court sitting in the Los Angeles, California and both parties hereby agree to waive any right to contest such jurisdiction and venue.

13.           Entire Agreement and Section Headings. This Agreement, of which the Exhibits attached hereto form an integral part, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements, or understandings relating to the subject matter hereof. This Agreement shall not be modified other than in a writing, signed by each of the parties hereto. The section headings hereof are for the convenience

"Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission"

of the parties only and shall not be given any legal effect or otherwise affect the interpretation of this Agreement.

14.           Severability. The parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision and that the enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. In the event that a court of competent jurisdiction determines that a restriction contained in this Agreement shall be unenforceable because of the extent of time or geography, such restriction shall be deemed amended to conform to such extent of time and/or geography as such court shall deem reasonable.

15.           Confidentiality. The parties agree that they and their employees have maintained and will maintain, in confidence, the terms and provisions of this Agreement, as well as all data, summaries, reports or information of all kinds, whether oral or written, acquired or devised or developed in any manner from the other party’s personnel or files or any proprietary or subscriber information provided by one party to the other party (the “Confidential Information”), and that they have not and will not reveal the same to any persons not employed by the other party except: (A) at the written direction of the other party; (B) to the extent necessary to comply with the law or the order of a court of competent jurisdiction, in which event the disclosing party shall so notify the other party as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information, or in connection with any arbitration proceeding; (C) as part of its normal reporting or review procedure to its parent company, its auditors and its attorneys, and such parent company, auditors and attorneys agree to be bound by the provisions of this Section 15; (D) in order to enforce any of its rights pursuant to this Agreement; (E) to potential investors, insurers, financing entities and, in the case of Affiliate, to any entity engaged in its DTH business; provided, however, that such person described above agrees to be bound by the provisions of this Section 15; or (F) if at the time of disclosure the Confidential Information is in the public domain through no fault of the disclosing party. Promptly after the Execution Date, the parties shall use their best reasonable efforts to agree upon a mutually acceptable press release with respect to the parties’ general business relationship under this Agreement and to jointly issue and release such press release at a date mutually agreed upon. During the Term, neither party shall issue an independent press release with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

16.           Cessation of Program Distribution. If Affiliate reasonably determines that its provision of any Service programming violates any Law or may infringe upon the rights of any third party, then, following written notice to Programmer, Affiliate may cease distributing such programming to the extent, but only to the extent, necessary and for the time necessary, as reasonably determined by Affiliate, to prevent such violation or infringement from continuing.

17.           Survival of Representations and Warranties. All representations and warranties contained herein or made by the parties, and each of them, in connection herewith shall survive any independent investigation made by either party.

18.           Publicity. Neither Programmer, its Affiliated Companies, nor any of their officers, directors, employees, agents or representatives shall initiate or have any oral or written communication (including, without limitation, announcements, correspondence and advertisements) with or directed to any person or entity (including, without limitation, the press, the public, Affiliate subscribers, the trade and governmental or quasi-governmental agencies, authorities or instrumentalities) (i) which concerns the negotiation (or other transactions in contemplation of), termination, amendment, modification, renewal, non-renewal or expiration of this Agreement or any other prior, then current or proposed agreement, arrangement; (ii) which includes disparaging statements regarding Affiliate, direct-to-home satellite television service, the direct-to-home satellite industry, or highlights particular programming and/or service available on another multichannel video programming distributor but not available on Affiliate’s DIRECTV Distribution System; or (iii) which would or could reasonably be expected to adversely affect relations between Affiliate and subscribers, potential subscribers or such agencies, authorities or instrumentalities, without the prior written approval of the form and content of such communication by Affiliate; provided, that such approval shall not be required if such communication is required by (x) any applicable Laws or (y) an order of a court, governmental agency, authority or instrumentality of competent jurisdiction; provided, further, that, prior to communication without such approval, Programmer shall have given reasonable prior notice to Affiliate of such intended communication and, if requested by Affiliate, shall have used reasonable efforts at Programmer’s expense to obtain a protective order or similar protection for the benefit of Affiliate. Sub-section (iii) of the preceding sentence shall not apply to (1) any national or local advertising or promotion of the Service or Service programming, provided that such advertising or promotion is not intended to target, adversely affect, disparage, and does not disparage and does not have the effect of disparaging (or is otherwise intended to negatively portray) direct-to-home satellite television service, the direct-to-home satellite industry, or Affiliate, and provided that such advertising or promotion does not highlight that particular programming is available on multichannel video programming distributor but not available on Affiliate; (2) any proceeding before any judicial body, (3) communications with Congress or with any other branch or agency of the Federal Government or (4) any communication by Programmer in direct response to a public communication by Affiliate that could reasonably be expected to cause Programmer harm. This Section 18 shall survive the expiration or termination of this Agreement (regardless of the reason for such expiration or termination) for a period of two (2) years.

19.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all such counterparts together shall constitute but one and the same instrument. The parties also agree that this Agreement shall be binding upon the faxing by each party of a signed signature page thereof to the other party. If such a faxing occurs, the parties agree that they will each also immediately post, by Federal Express, a fully executed original counterpart of the Agreement to the other party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

DIRECTTV, INC.

By:      /s/ [XXXX]
         Name: [XXXX]
Title: Vice President, [XXXX]

REAK HIP-HOP NETWORK BROADCAST CORPORATION

By:    /s/ [XXXX]
Name:  Atonn Muhammad
Title:  President/CEO

"Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission"

EXHIBIT A

SERVICE DESCRIPTION

The Real Hip-Hop Network is a channel that will deliver exclusive hip-bop content 24-hours a day. The channel will air movies, international hip-hop content, news, commentary, live concerts, original programming, documentaries and music videos. Popular shows include:

[XXXX]

[XXXX]

[XXXX]

[XXXX]

[XXXX]

[XXXX]

[XXXX]

[XXXX]

[XXXX]

[XXXX]

"Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission"

EXHIBIT B

SD DELIVERY SPECIFICATIONS

Technical Requirements for New DIRECTV Standard Definition Continuous Non-Local Services

1.
A fully integrated broadcast quality NTSC program feed (in 4:3 aspect ratio) must be delivered to two DIRECTV Broadcast Centers (both to be selected solely by DIRECTV). All feeds must be delivered via satellite or fiber optic transmission. All costs associated with delivery to both Broadcast Centers to be borne solely by Programmer.

2.
Should Programmer elect to deliver via satellite, Programmer must use an encrypted C or Ku-band feed delivered via a geostationary satellite typically used for television program delivery and located in the US domestic arc (defined here to be 70 degrees WL to 139 degrees WL).

3.
Should Programmer elect fiber optic delivery to either or both DIRECTV Broadcast Centers, Programmer must use dedicated facilities providing continuous 24x7 end-end connectivity. Programmer to be named customer of record with all associated telecom service providers thereby assuming all operational, troubleshooting and preventative maintenance responsibilities associated with supporting the program feed. DIRECTV may, upon 90 days notice, require Programmer (at Programmer’s sole expense) to re-terminate a fiber optic feed to an alternate DIRECTV Broadcast Center or an alternate location within a DIRECTV Broadcast Center.

4.
Programmer must supply two sets of such receivers, decoders, codecs, delay units and all other equipment as required to produce both a main and a back-up program feed to both DIRECTV Broadcast Centers (four total). All required equipment must arrive at least one (1) month prior to start of testing. Testing shall commence approximately two (2) weeks prior to the Service Commencement Date.

5.
The technical quality of all supplied standard definition NTSC signals shall be of contribution quality. Analog signals shall be compliant with SMPTE 170M and digital signals compliant with SMPTE 259M. The video shall be essentially free of compression artifacts and noise when displayed on a professional monitor. Audio shall be free of noise and distortion in a professional listening environment.

6.
Prior to start of testing, Programmer must furnish to DIRECTV complete service specific technical details for the proposed transmission path between Programmer and DIRECTV’s Broadcast Centers. Such information to include all transmission service providers, satellites and coordinates, transponders, encryption methods, fiber circuit numbers, DTMF tone formats, 24x7 telephone contacts and such other information as needed to completely detail the path sufficient to facilitate immediate outage recovery in the event of a loss of continuity.

7.
Programmer to support a complete end-to-end thread test between the program origination point and DIRECTV’s Broadcast Centers using the actual transmission path, configuration and equipment to be used in on-going operations. Start of testing to begin approximately two (2) weeks prior to the start of service. Tests must be encrypted. Programmer to schedule and fully support such additional tests and all other work as required to ensure a successful DIRECTV start of service.

8.
In the event that Programmer delivers the feed of the Service in digital format during the Term, DIRECTV shall determine, in its sole discretion, the manner in which the digital feed is passed through to DIRECTV Subscribers (including, without limitation, via an analog to digital conversion). In addition, the video and audio signal quality shall be subject to the reasonable approval of DIRECTV Engineering. Quality must be comparable to other services delivered to DIRECTV and must be consistently maintained during testing and throughout the Term.

9.
Closed Captioning Specifications. Programmer shall deliver the closed captioning signal such that it is compliant with CEA-608-C. If delivery is via analog NTSC video, the signal must be compliant with CEA-608-C (carriage in NTSC video Line 21 Field 1/2). If delivery is via SDI video, the signal must be compliant with SMPTE 334M-2000 (carriage in SDI VANC). To the extent that Programmer delivers the signal in high definition format, Programmer shall deliver the closed captioning signal for the high definition feed such that it is compliant with CEA-708-B. If delivery of the high definition signal is via transport stream (terrestrial broadcast, etc) the signal must be compliant with ATSC A/53E (carriage in MPEG2 video user data). If delivery is via HD-SDI (provider specified decoder, etc) the signal must be compliant with SMPTE 334M-2000 (carriage in HD-SDI VANC).

NOTE: In the event of a conflict between the requirements set forth in this Exhibit “B” and those elsewhere in the Agreement, the requirements of this Exhibit “B” shall control with respect to SD delivery.

EXHIBIT C

Time Period                        Net Weekly Rate                                              CPS

Term Year 1                                [XXXX]                                                       [XXXX]
Term Year 2                                [XXXX]                                                       [XXXX]
Term Year 3                                [XXXX]                                                       [XXXX]

•	Each term shall mean each consecutive twelve month period following the Service Commencement Date or the previous Term Year, as applicable.

"Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission"